Exhibit 10(d)

AMENDMENT TO THE WELLS FARGO & COMPANY
DEFERRAL PLAN FOR DIRECTORS

      The Wells Fargo & Company Deferral Plan for Directors (the “Plan”) is amended effective January 1, 2004 as follows:

      1.     Paragraph III.D. of the Plan is amended to read in full as follows:

      “The designations shall be made at the same time as the deferral election pursuant to paragraph III and shall be irrevocable with respect to the year in question except as provided in paragraph V.B.”

      2.     The last sentence of paragraph V. B. of the Plan is amended to read in full as follows:

      “The designations shall be made at the same time as the deferral election pursuant to paragraph III and shall be irrevocable with respect to the year in question except that a participant may while still a member of the Board, elect one time to defer commencement of the payment until January 1 of any year so long as the new payment commencement date (i.e., the January 1 of the year so elected) is at least 36 months beyond the original January 1 payment commencement date. To be effective, the election must be made by the participant at least 12 months prior to the original January 1 payment commencement date. A new payment commencement date election shall not change the form of payment (lump sum or installments) originally elected by the participant.”

      3.     The Plan is amended by the addition of new paragraph VI. (E) to read in full as follows:

      (E)   If any provision of the Plan is determined to be illegal or invalid (in whole or in part) for any reason, or if legislative, Internal Revenue Service, Department of Labor, court or other action could in the opinion of the Plan Administrator cause a provision to be interpreted so as to cause participants in the Plan to be in constructive receipt of amounts in their sub-accounts for U.S. federal income tax purposes, the Plan shall be construed and enforced as if the provision had not been included in the Plan.